Exhibit 4.9
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following is a brief description of Class A common stock, par value $0.01 per share (the “Class A Common Stock”) of VMware, Inc. (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934.
Description of Class A Common Stock
General
The following description does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and the Delaware General Corporation Law (the “DGCL”). Copies of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”) have been filed with the Securities and Exchange Commission (the “SEC”) as exhibits to our Annual Report on Form 10-K.
Authorized Capital Stock
As of January 29, 2021, the authorized capital stock of the Company consists of 2,500,000,000 shares of Class A Common Stock, 1,000,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock,” and collectively with Class A Common Stock, the “Common Stock”) and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting, conversion, the election of directors, certain actions that require the consent of holders of Class B Stock and other protective provisions.
Class A Common Stock
Fully Paid and Nonassessable
All of our outstanding shares of Class A Common Stock are validly issued, fully paid and nonassessable.
Voting rights
The holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share. The holders of Class B Stock, voting separately as a class, are entitled to elect 80% of the total number of the directors on the Company’s Board of Directors (the “Board”) which the Company would have if there were no vacancies on the Board at the time. Subject to any rights of any series of Preferred Stock to elect directors, the holders of Class A Common Stock and the holders of Class B Common Stock, voting together as a single class, are entitled to elect the remaining directors on the Board, which

Exhibit 4.9
at no time will be less than one director. The Company’s Bylaws provide that, except as otherwise provided by law, the Certificate of Incorporation, any Certificate of Designations or the Bylaws, when a quorum is present, the affirmative votes of the holders of shares representing at least a majority of votes actually present in person or represented by proxy at the meeting and entitled to vote on a matter constitutes the act of the stockholders. No stockholder is entitled to any right to cumulative voting.
Dividend rights
The Board may from time to time declare, and the Company may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation. Any future determination to declare cash dividends will be made at the discretion of the Board, subject to the consent of the holders of Class B Common Stock pursuant to the Certificate of Incorporation. Holders of Class A Common Stock and Class B Common Stock share equally on a per share basis in any dividend declared on the Common Stock by the Board. No dividend or distribution that is payable in shares of Common Stock, including distributions pursuant to stock splits or divisions of Common Stock, may be made unless: (a) shares of Class A Common Stock are paid or distributed only in respect of Class A Common Stock, (b) shares of Class B Common Stock are paid or distributed only in respect of Class B Common Stock, (c) no such dividend or distribution is made in respect of the Class A Common Stock unless simultaneously also made in respect of the Class B Common Stock, (d) no such dividend or distribution is made in respect of the Class B Common Stock unless simultaneously also made in respect of the Class A Common Stock and (e) the number of shares of Class A Common Stock paid or distributed in respect of each outstanding share of Class A Common Stock is equal to the number of shares of Class B Common Stock paid or distributed in respect of each outstanding share of Class B Common Stock.
Rights Upon Dissolution, Liquidation or Winding Up
In the event of any dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of Preferred Stock pursuant to the provisions of a Certificate of Designations, the remaining assets and funds of the Company shall be distributed pro rata to the holders of Common Stock, and the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to receive the same amount per share in respect thereof. For these purposes, the voluntary sale, conveyance, lease, license, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Company or a consolidation or merger of the Company with one or more other entities (whether or not the Company is the entity surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.
No Preemptive or Similar Rights
The holders of shares of Class A Common Stock have no preemptive or similar rights.
Conversion

Exhibit 4.9
The shares of Class A Common Stock are not convertible into any other series or class of securities. Each share of Class B Common Stock is convertible into one share of Class A Common Stock at any time.
Listing
The Class A Common Stock is listed on the New York Stock Exchange under the symbol “VMW.”
Limitation on Rights of Holdings of Class A Common Stock - Preferred Stock
The Board has the authority, without further action by the Company’s stockholders, to issue up to 100,000,000 shares of Preferred Stock in one or more series. The Board may designate the rights, preferences, privileges and restrictions of the Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of Preferred Stock could have the effect of restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock, or delaying or preventing a change in control. The ability of the Board to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of the Company’s existing management. No shares of Preferred Stock are outstanding as of January 29, 2021.
Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Delaware Law
As the Company’s controlling stockholder, Dell Technologies, Inc. (“Dell”) has the ability to prevent a change in control of the Company. Provisions in the Certificate of Incorporation and the Bylaws may also have the effect of delaying or preventing a change in control or changes in the Company’s management. These provisions include the following:
•the division of the Board into three classes, with each class serving for a staggered three-year term, which prevents stockholders from electing an entirely new board of directors at any annual meeting;
•the right of the Board to elect a director to fill a vacancy created by an expansion of the Board;
•following a distribution by Dell to its stockholders under Section 355 of the Internal Revenue Code of 1986, the restriction that a beneficial owner of 10% or more of the Class B Common Stock may not vote in any election of directors unless such person or group also owns at least an equivalent percentage of Class A Common Stock or obtains approval of the Board prior to acquiring beneficial ownership of at least 5% of Class B Common Stock;

Exhibit 4.9
•the prohibition of cumulative voting in the election of directors or any other matters, which would otherwise allow less than a majority of stockholders to elect director candidates;
•the requirement for advance notice for nominations for election to the Board or for proposing matters that can be acted upon at a stockholders’ meeting;
•the ability of the Board to issue, without stockholder approval, up to 100,000,000 shares of Preferred Stock with terms set by the Board, which rights could be senior to those of Common Stock, as described above; and

•in the event that Dell or its successor-in-interest no longer owns shares of Common Stock representing at least a majority of the votes entitled to be cast in the election of directors, stockholders may not act by written consent and may not call special meetings of the stockholders.
The Company is a Delaware corporation and has elected to be subject to the provisions of subject to the provisions of Section 203 of the DGCL. Under Section 203, the Company would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:
•prior to this time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
Under Section 203, a “business combination” includes:
•any merger or consolidation involving the Company and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the Company involving the interested stockholder;
•any transaction that results in the issuance or transfer by the Company of any stock of the Company to the interested stockholder, subject to limited exceptions;

Exhibit 4.9
•any transaction involving the Company that has the effect of increasing the proportionate share of the stock of any class or series of the Company beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the Company.
In general, Section 203 defines an interested stockholder as a person who, together with affiliates and associates, owns (or within three years, did own) beneficially 5% or more of the outstanding voting stock of the Company. Section 203 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

In addition, Article VI of our Amended and Restated Certificate of Incorporation prescribes that the affirmative vote or written consent of the holders of a majority of the outstanding shares of the Class B common stock will be required to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;

•consolidate or merge with or into any Person (as defined in the Amended and Restated Certificate of Incorporation);

•permit any subsidiary of the Company to consolidate or merge with or into any Person, except as set forth in the Amended and Restated Certificate of Incorporation;

•issue any stock or any stock equivalents, except as set forth in the Amended and Restated Certificate of Incorporation;

•dissolve, liquidate or wind up the Company; and

•undertake certain other actions.